Exhibit 10.7

THIS EMPLOYMENT AGREEMENT this “Agreement”) is made and effective as of 4/20/2015 between ZONZIA MEDIA, Inc. a Delaware corporation (the “Company”), and Naresh Kumar Malik, Chief Executive Officer, (“CEO”),

Recitals

The Company and Chief Executive Officer desire to enter into an agreement pursuant to which the Company will employ Chief Executive Officer as its Chief Executive Officer subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1. Employment.

The Company hereby engages Chief Executive Officer to serve as the Chief Executive Officer of the Company, and Chief Executive Officer agrees to serve the Company, during the Service Term (as defined in Section 4 below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2. Duties.

During the Service Term, Chief Executive Officer, as Chief Executive Officer of the Company, shall have all the duties and responsibilities of this office and such other duties and responsibilities as may be delegated from time to time by the Board of Directors of the Company in their sole discretion. Chief Executive Officer will report to the Chairman of the Board of Directors. Chief Executive Officer will devote his best efforts and whatever time and resources are required to fulfill his responsibilities to the business of the Company and its Subsidiaries.

3. Salary, Bonus and Benefits.

The Board of Directors and Compensation Committee of the Board shall make all decisions related to Chief Executive Officer’s base salary and the payment of bonuses, if any. Chief Executive Officer’s Annual Base Salary and other compensation will be reviewed by the Chairman of the Board of Directors or Compensation Committee of the Board of Directors at least annually.

A.	Base Salary. During the term of this Agreement, the Company will pay Chief Executive Officer a base salary (the “Annual Base Salary”) of $250,000 per annum in accordance with the Company's customary payroll practices.

B.	Bonus Plan- Equity Awards. Chief Executive Officer shall receive a one-time grant of shares of common stock in the corporation within 30 days of signing this Agreement in an amount of five million (5,000,000) shares. Subsequent stock issuances will be granted in the amount of two-million five hundred thousand (2,500,000) shares on each of the following four anniversaries of employment, should the CEO remains employed at that time. All shares are to be common shares issued with SEC Rule 144 Restriction.

C.	Bonus Plan- Completion Bonus and Annual Bonus. Chief Executive Officer shall be eligible to receive an annual bonus in accordance with Company bonus policy to be established by the Board of Directors. For 2015 and all subsequent years, an annual bonus of not less than fifteen (15%) and not more than thirty-five percent (35%) of his prior year annual base salary shall be awarded at the sole discretion of the Chairman of the Board of Directors and Compensation Committee of the Board of Directors.

D.	Benefits.
(i)	Chief Executive Officer shall either be enrolled in the Company health and welfare insurance program or receive reimbursement for health, dental, medical, disability, and life insurance premiums for himself and his spouse.
(ii)	Chief Executive Officer shall participate in any pension benefit program of the Company at a level equal to senior management.
(iii)	Chief Executive Officer shall be reimbursed for all reasonable business related expenses incurred in the performance of his duties in accordance with the Company’s policies.
(iv)	Chief Executive Officer shall receive four weeks of paid vacation annually.

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4. Employment Term.

Unless Chief Executive Officer’s employment under this Agreement is sooner terminated as a result of Chief Executive Officer’s resignation or termination in accordance with the provisions of Section 5 below, Chief Executive Officer’s term of employment (“Service Term”) under this Agreement shall commence on the date hereof and shall continue for a period of four years. On that date the agreement shall automatically renew for an additional 12 month period unless terminated by either party.

5. Termination.

Chief Executive Officer’s employment with the Company shall cease upon the first of the following events to occur:

A.	Chief Executive Officer’s death.

B.	Chief Executive Officer’s voluntary retirement.

C.	Chief Executive Officer’s disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties.

D.	Termination by the Company by the delivery to Chief Executive Officer of a written notice from the Chief Executive Officer that the Chief Executive Officer has been terminated (“Notice of Termination”) with or without Cause. “With Cause” shall mean termination for any of the following:

Chief Executive Officer’s (A) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty in the performance of his duties to the Company or fraud; (B) substantial and repeated failure to perform duties of the office held by Chief Executive Officer as reasonably directed by the Board or the Chief Executive Officer; (C) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries; (D) material breach of this Agreement not cured within ten (10) days after receipt of written notice thereof from the Company; (E) failure, within ten (10) days after receipt by Chief Executive Officer of written notice thereof from the Company, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Chief Executive Officer reasonably believes does or may materially or adversely affect its business or operations; (F) misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or its Subsidiaries if Chief Executive Officer were to remain employed by the Company; (G) harassing or discriminating against the Company's employees, customers or vendors in violation of the Company's policies with respect to such matters; (H) and/or misappropriation of funds or assets of the Company for personal use or willful violation of Company policies or standards of business conduct as determined in good faith by the Chief Executive Officer.

E.	Chief Executive Officer’s voluntary resignation by the delivery to the Chief Executive Officer of a written notice from Chief Executive Officer that Chief Executive Officer has resigned.

6. Rights on Termination.

A.	If during the term of employment the Chief Executive Officer’s employment is terminated under Section 5 above by the Company without Cause or Section 5. A., B., C., or E. (death, resignation, retirement or disability), then the Company shall pay a severance pay of four months base compensation and continue all other benefits as defined in 3. D. above for a period of four months including any pro-rata portion of any bonus or compensation plan in force at the time.

B.	If the Chief Executive Officer is terminated for Cause per Section 5.D. above, then all future rights and benefits will immediately cease but all rights, compensation and benefits will be brought current and considered earned.

7. Representations of Chief Executive Officer.

A.	Chief Executive Officer hereby represents and warrants to the Company that the statements contained in this Section 7 are true and accurate as of the date of this Agreement.

(i)	Legal Proceedings. Chief Executive Officer is not the subject of any criminal proceeding.
(ii)	Securities Law. Chief Executive Officer has not been found in a civil action by the Securities and Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.
(iii)	Employment Restrictions. Chief Executive Officer is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts Chief Executive Officer’s ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

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8. Confidential Information; Proprietary Information, etc.

A.	Obligation to Maintain Confidentiality. Chief Executive Officer agrees that, other than in the course of performance of his duties as an employee of the Company, he will not at any time (whether during or after Chief Executive Officer’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or records pertaining to the Company, its Subsidiaries and their respective business for any reason whatsoever without the Chief Executive Officer's consent.

B.	Third Party Information. Chief Executive Officer understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company's and its Subsidiaries' part to maintain the confidentiality of such information and to use it only for certain limited purposes.

C.	Compelled Disclosure. If Chief Executive Officer is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Chief Executive Officer will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.

9. Noncompetition and Non-solicitation.

A.	Noncompetition. As long as Chief Executive Officer is an employee of the Company or any Subsidiary thereof, and for a period ending twelve (12) months following the Termination Date of Chief Executive Officer’s employment (the “Restrictive Covenant Period”), Chief Executive Officer shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Company excluding relationships with: 1) Faithience LLC 2) Media Circle of Trust 3) Reboot Entertainment 4) Lavender Pictures 5) Reliance Group of Companies. It is also understood that due to the nature of the assignment, various productions will run the CEO’s name in credits as Producer or Executive Producer or similar.

B.	Non-solicitation. As long as Chief Executive Officer is an employee of the Company or any Subsidiary thereof, and during the Restrictive Covenant Period thereafter, Chief Executive Officer shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof.

C.	Submission to Jurisdiction. The parties hereby submit to the jurisdiction of any state or federal court sitting in the State of Nevada in any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement.

GENERAL PROVISIONS

10. Notices.

Any notice provided for in this Agreement must be in writing and must be mailed, personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

ZONZIA MEDIA, iNC.

74 N. Pecos Rd, Suite D

Henderson, NV 89074

If to Chief Executive Officer

Naresh Kumar Malik

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11. Miscellaneous.

A.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

B.	Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties.

C.	Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original.

D.	Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Chief Executive Officer, the Company and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party, except for assignments by operation of law and assignments by the Company to any successor of the Company by merger, consolidation, combination or sale of assets. Any purported assignment in violation of these provisions shall be void ab initio.

E.	Choice of Law; Jurisdiction. All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Nevada.

F.	Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

G.	Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

H.	No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

I.	Waiver of Jury Trial. BOTH PARTIES TO THIS AGREEMENT AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM RELATING TO THE TERMS AND PROVISIONS OF THIS AGREEMENT, OR TO ITS BREACH, MAY BE COMMENCED IN THE STATE OF NEVADA IN A COURT OF COMPETENT JURISDICTION. BOTH PARTIES TO THIS AGREEMENT FURTHER AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THAT RIGHT TO A TRIAL BEFORE A CIVIL JURY.

12. Indemnification.

During and following the employment period, the Company shall indemnify Chief Executive Officer and hold him harmless from and against any claim, loss or cause of action arising from or out of his performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which Chief Executive Officer serves at the request of Company to the maximum extent permitted by applicable law and the Company's By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Chief Executive Officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company's indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ZONZIA MEDIA, Inc.

By: /s/ Myles A. Pressley, III

Myles A. Pressley, III., Chairman of BOD

Chief Executive Officer

/s/ Naresh Kumar Malik

Naresh Kumar Malik

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